Exhibit 10.3

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”) is made as of May 12, 2017 by and between METROPOLITAN COMMERICAL BANK (the “Bank”), a wholly owned subsidiary of Metropolitan Bank Holding Corporation, a New York corporation (“MBHC”) and SANGEETA KISHORE, a natural person residing at 226 Portside Drive, Edgewater, New Jersey 06020 (“Executive”).

WHEREAS, effective as of the date hereof, the Bank desires to provide Executive with certain financial assurances in the event of a Change of Control (as hereinafter defined) of the Bank.

NOW THEREFORE, in consideration of the promises and mutual agreements made herein, and intending to be legally bound hereby, the Bank and Executive agree as follows:

1.            Definitions. For purposes of this Agreement, the following term shall have the meaning indicated below:

“Change of Control” of the Bank shall be deemed to have occurred upon the acquisition, directly or indirectly, by any person of the beneficial ownership of more than fifty percent (50%) of the voting common stock of MBHC or the Bank, whether by merger, consolidation, sale of common stock or other corporate business combination.

Notwithstanding the foregoing, the term “Change of Control” shall not include (i) a transaction the sole purpose of which is to change the state of MBHC’s or the Bank’s incorporation, or (ii) a transaction the sole purpose of which is to make an initial public offering of the stock of MBHC or the Bank.

2.           Change of Control Payment.

(a)          Subject to the provisions of Section 2(b) below, if, within the one (1) year period following the consummation of a Change of Control, (i) the employment of the Executive is terminated other than for Cause; or (ii) there is a material diminution in the Executive’s title, duties or responsibilities, then, within forty five (45) days following the termination of employment, or the date of the Executive’s written notice to the Bank specifying the facts relating to the diminution in title, duties or responsibilities, as the case may be, the Executive shall receive a one time payment (the “CoC Payment”) equal to one (1) times the Employee’s then current annual base salary.

(b)          Executive shall only be eligible to receive the CoC Payment if the Executive is currently employed by the Bank as of the date of the Change of Control.

3.            Representations and Warranties. Each of the parties hereto represents and warrants to the other that it has full power and authority to enter into this Agreement.

4.            Non-Solicitation. The Executive covenants and agrees that while employed and during the one (1) year period immediately following the effective date of any employment expiration or termination for any reason, the Executive shall observe, and be subject to, the following restrictions:

(a)          The Executive will not in any way, directly or indirectly, on the Executive’s own behalf, or on behalf of, or in conjunction with, any other person, limited liability company partnership, firm, corporation or other entity, solicit, divert, take away, or attempt to take away, any person, limited liability company, partnership, firm, corporation or other entity (or their business or patronage) that has been a customer of the Bank or its subsidiaries or affiliates within the prior two (2) year period; and

(b)          The Executive will not in any way, directly or indirectly, on the Executive’s own behalf, or on behalf of, or in conjunction with, any other person, limited liability company, partnership, firm, corporation or other entity, solicit, entice, hire, employ, or endeavor to employ, any employees, consultants, or independent contractors of the Bank or its subsidiaries or affiliates or anyone who is currently an employee, consultant or independent contractor of the Bank or its subsidiaries or affiliates as of the date of the Executive’s termination of employment

5.            Confidential Information.

(a)          Both during and after the term of this Agreement, the Executive agrees not to use, directly or indirectly, any Confidential Information (as defined below) for any purpose other than to perform her duties hereunder. The Executive shall undertake to treat Confidential Information in the strictest confidence and further agrees that she shall prevent disclosure or availability of the Confidential Information to any unauthorized persons or entities.

(b)          Notwithstanding the foregoing, the Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. In addition, if the Executive files a lawsuit for retaliation for reporting a suspected violation of law the Executive may disclose the Bank’s trade secrets to the attorney and use the trade secret information in the court proceeding if the Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(c)          For the purposes of this Agreement, “Confidential Information” means any and all information (in whatever form) relating to the Bank and its subsidiaries and affiliates including, without limitation, all information relating to customers, creditors and accounts, and prospective and potential customers, creditors and accounts the Bank and its subsidiaries and affiliates, as applicable, and the Bank’s and its subsidiaries’ and affiliates’ business methods, systems, plans and strategies, policies, finances, employees, marketing plans, and endeavors, services, products, processes, know-how, designs, developments, techniques, formulas, methods, improvements, intellectual property, and source and object codes, programs; provided, however, that Confidential Information shall not include any information which (i) before or after disclosure to the Executive is in the public domain generally; or (ii) is required to be disclosed pursuant to any law or applicable regulation or any order of any court or pursuant to any direction, request, or requirement of any governmental authority; provided, that the Executive (A) promptly notifies the Bank of the existence, terms and circumstances surrounding such requirement or request, (B) consults with the Bank regarding legally available steps to resist or narrow such request and (C) only discloses the information required after complying with Clauses (A) and (B) and exercising commercially reasonable efforts at the Bank’s request and expense to obtain an order or other reliable assurance that confidential treatment will be accorded to such information.

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6.            Intellectual Property Rights. The Executive acknowledges and agrees that the results and work product of the Executive’s services for the Bank, its subsidiaries, and affiliates, including, but not limited to, writings and other works of authorship, presentations, marketing materials, legal documents, products, services, processes, know-how, designs, developments, techniques, formulas, methods, improvements, discoveries, inventions, ideas (creative or otherwise), trade secrets, and source and object codes, programs, resulting from or relating in any way to services performed during the term of this Agreement, whether or not any of the foregoing are patentable or registerable under copyright or other statutes that were made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others (collectively, “Inventions”), shall be “works-made-for-hire” (as defined under U.S. Copyright law), and the Bank (or, if applicable or as directed by the Bank, any of its subsidiaries or affiliates) shall be deemed the sole and exclusive owner and beneficiary throughout the universe in perpetuity of any and all trade secret, patent, copyright, and other intellectual property rights (collectively, “Proprietary Rights”) of whatever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Bank determines in its sole discretion, without any further payment to the Executive whatsoever.

7.            Remedy for Breach. The Executive acknowledges that a violation of Sections 4, 5 or 6 of this Agreement will cause irreparable damage to the Bank. The Executive consents that any violation shall entitle the Bank, in addition to any other rights or remedies, it may have, to an immediate injunction, without the need to post bond or prove special damages, restraining any violation. If any restriction contained in Sections 4, 5 or 6 of this Agreement shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or scope thereof, or otherwise, then the court making such determination shall have the right to modify such extent, duration, scope, or other provisions hereof, and in its modified form such restriction shall then be enforceable in the manner contemplated hereby.

8.            Termination. The provisions of this Agreement shall terminate on the one (1) year anniversary of the date hereof. Upon the expiration of the one (1) year period, this Agreement shall be automatically and continuously renewed for successive one (1) year terms unless at least ninety (90) days prior to the anniversary date of the date of this Agreement, a written notice of termination is provided by either party to the other that this Agreement will not be renewed.

9.            Miscellaneous.

(a)          Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the law of the State of New York.

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(b)          Severability. If any provision of this Agreement or the application of such provision to any party or circumstance shall for any reason be declared by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.

(c)          Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by the other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent and purposes of this Agreement.

(d)          Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. Each payment made to the Executive shall be treated as a separate payment for purposes of Section 409A. Notwithstanding any provision to the contrary in this Agreement, to the extent that the Executive is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment will not be made or provided prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s “separation from service” (as such term is defined under Section 409A, or (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 8(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

(e)          Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, covenant or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available, whether by contract, at law, in equity or otherwise.

(f)          Succession and Assignment. Neither party may assign, by operation of law or otherwise, this Agreement or any of the rights, interests, or obligations hereunder or thereunder, without the written consent of the other party.

(g)          No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

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(h)          Entire Agreement; Amendment. This Agreement supersedes all other prior oral or written agreements between the Bank and Executive with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Bank nor Executive makes any representation, warranty, covenant or undertaking with respect to such matters. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of the Bank and Executive. No other act, document, usage or custom shall be deemed to amend or modify this Agreement.

(i)           Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; or (ii) one (1) business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be the addresses set forth in the introductory paragraph of this Agreement.

(j)           Employee at Will. Nothing contained herein shall alter Executive’s status as an at will employee of the Bank. Notwithstanding any provisions of this Agreement, the Bank may terminate Executive’s employment with the Bank at any time for any reason or no reason. Nothing in this Agreement shall be construed to grant the Executive any rights other than the right to payment under Section 2 upon a Change of Control.

(ii)           Counterparts; Fax. This Agreement may be executed in one (1) or more counterparts (by original, facsimile or electronic signature), each of which will be considered an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the date first written above.

METROPOLITAN COMMERCIAL BANK.

By:	/s/ Mark R. DeFazio
Name: Mark R. DeFazio
Title: President & CEO

/s/ Sangeeta Kishore
Sangeeta Kishore

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